UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2005

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM: 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, Barry L. Crow, Chief Operating Officer, and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the Company’s Second Quarter Earnings Release Conference Call held at 3:00 P.M. Central Time on July 21, 2005.

Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our second quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer and Barry Crow, our Chief Operating Officer.

The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

Our earnings release has been filed on Form 8-K and is also located at simmonsfirst.com in the Investor Relations earnings release section of our website.

I would remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve certain known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from our current expectations, performance or achievements. Additional information concerning these factors can be found in the closing paragraphs of our press release and in our Form 10-K.

With that said, I will turn the call over to Tommy May.

Thank you Bob, and welcome everyone to our second quarter conference call. In our press release issued earlier today, Simmons First National Corporation reported record second quarter 2005 earnings of $6.9 million, or $0.47 diluted EPS. This represents a $655,000, or $0.05 increase in diluted EPS over the same period last year, an increase of approximately 10.4%.

For the six-month period ended June 30, 2005, net income was $12.8 million, an increase of $1.1 million, or a 9.4% increase over the same period in 2004. Diluted earnings per share for the six-month period were $0.87, an increase of $0.08, or 10.1%.

The second quarter results were excellent for Simmons First. We are very pleased with our earnings performance, loan growth, and continued improvement in asset quality. The increase in earnings over the same quarter last year is primarily the result of an improvement in net interest margin, driven by the growth in our loan portfolio, coupled with a modest 1.9% increase in non-interest expense. Now let’s take a few minutes and discuss each of these areas.

On a quarter over quarter basis, the Company’s net interest margin increased 10 basis points to 4.15%. This increase is primarily attributable to growth in the loan portfolio and a reduction in interest expense associated with the 2004 prepayment of $17.3 million of trust preferred securities. While we are pleased with the 10 basis point margin improvement during the second quarter, we have experienced, as anticipated in our last earnings release, a slight compression of 2 basis points on a linked quarter basis due to competitive pressures on deposit repricing. In all likelihood, we will see a continuation of deposit repricing as interest rates continue to rise from 50 year lows. As noted in our last conference call, we continue to anticipate a flat to slightly compressed margin for the balance of 2005.

Non-interest income for Q2 2005 was $10.8 million. While this total is relatively flat when compared to the same period in 2004, there are several items that warrant discussion.

Like most of the banking industry, we experienced a decline in the volume of mortgage production when compared to Q2 2004. For Q2 2005, mortgage revenue decreased $330,000 from the same quarter last year.

As you will recall, we reported in 2004 that we increased our student loan sales due to competitive pressures from consolidation lenders. As expected, student loan sales returned to a more normal level in 2005. As a result, premiums from the sale of student loans in Q2 2005 decreased by approximately $200,000.

During Q2 2005, we sold certain investment securities obtained in a prior acquisition that did not fit our current investment portfolio strategy. As a result of this liquidation, we recognized a one-time after-tax loss of $168,000.

On a positive note, service charges on deposit accounts increased $386,000, or 10% over the same period last year. This increase can be primarily attributed to normal growth in transaction accounts and improvements in the fee structure associated with our deposit accounts.

As we discussed in our previous earnings teleconference, we have invested $25 million in Bank Owned Life Insurance. For Q2 2005, this investment contributed approximately $190,000 on an after-tax basis to non-interest income. Since these dollars were previously an earning asset, it should be noted that the net pickup is approximately $100,000 after-tax, on a quarterly basis.

Now, let me move to the expense category. Non-interest expense for the second quarter was $21.0 million, an increase of $397,000, or 1.9% from the same period in 2004. While we are very pleased with this modest increase, we do expect to see increases in non-interest expense related to the previously announced expansion of our branching network. Later in this discussion, we will give you an update on our expansion progress.

Shifting our focus to the loan portfolio, we reported total loans of $1.7 billion, an increase of $119 million, or 7.7%. The growth was attributable to increased demand experienced in the commercial and real estate loan portfolios, which in aggregate increased 11%. However, as we have discussed in our last several teleconferences, we continue to experience significant competitive pressure from the credit card industry and financing incentives from automobile manufacturers.

Over the last two years, our credit card portfolio has decreased by approximately $10 million per year, and we anticipate the same reduction relative to the average portfolio for 2005. As noted in our Q2 2005 conference call, in order to reverse this trend, we have introduced several new initiatives to make our product more competitive. Let me take a moment to update you on the status of these initiatives.

We have been relatively successful in our primary initiative to move as many qualifying accounts as possible from our standard VISA product to our Platinum VISA Rewards product. To date, we have converted 8,000 accounts, or approximately 30% of the targeted accounts, to the Platinum card. Additionally, we have begun to see an increase in volume from our expanded rewards program. Needless to say, our credit card portfolio carries a very significant potential premium that is not reflected on our balance sheet, and is a significant contributor to the earnings of the Company.

We are very pleased with the trend we see, as asset quality for the second quarter continued to strengthen. Non-performing assets decreased by $2.9 million from the same period last year, a 20% decrease. On a quarter over quarter basis, the non-performing asset ratio improved from 94 basis points to 70 basis points, a 24 basis point improvement. On a linked quarter basis, non-performing assets decreased by approximately $1.6 million. Non-performing loans to total loans improved to 61 basis points from 83 basis points. The allowance for loan losses improved to 267% of non-performing loans as of June 30, 2005 compared to 213% as of June 30, 2004. At quarter end, the allowance for loan losses equaled 1.63% of total loans.

The annualized net charge-off ratio for the second quarter of 2005 was 33 basis points. Excluding credit cards, the annualized net charge-off ratio was 11 basis points. As a reminder, the credit card net charge-offs as a percent of the credit card portfolio was 2.68% for Q2 2005, 300 basis points below the industry average of 5.68%.

The Company’s stock repurchase program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During Q2 2005, the Company repurchased approximately 36,000 shares. Year to date the Company has repurchased approximately 297,000 shares of stock with a weighted average repurchase price of $25.74 per share. Of these shares, 47,000 were a part of our repurchase plan, while 250,000 shares were negotiated in a private transaction that was outside of our plan. There are approximately 618,000 shares remaining under the current repurchase plan.

Let us take a minute to update you on our current branch expansion plans. You will recall that our expansion focus is on the growth markets of Arkansas. Construction is underway on a new branch facility in Bentonville, our first entry into that fast-growing community. We expect this branch to open in Q4 2005. When this branch is completed, we will have 11 financial centers in Northwest Arkansas MSA, the fastest growing region of Arkansas.

Construction has begun on a new branch facility in Van Buren, which compliments our branch network in Ft. Smith, the second largest city in Arkansas. When this branch is completed in the fall of 2005, we will have 5 financial centers in the Fort Smith area.

In Central Arkansas, we have just opened a new branch in Little Rock, have another branch under construction in Little Rock, and are nearing completion on a facility in Conway. When these new locations come on line, we will have 9 financial centers in the Little Rock MSA.

In addition, we have acquired or are in the process of acquiring property for expansion in 2006. These locations include Rogers, El Dorado, Beebe, Ft. Smith, Paragould, and Little Rock.

We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

As an additional note, we reported at our annual shareholders’ meeting in April that Barry Crow, our Executive Vice President and Chief Operating Officer, has announced his retirement, effective December 31, 2005. As you already know, Bob Fehlman was promoted last year to Chief Financial Officer as part of our overall succession planning.

This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Lori to come back on the line and, once again, explain how to queue in for questions.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: July 21, 2005	By:	/s/ Robert A. Fehlman
Robert A. Fehlman, Senior Vice President
and Chief Financial Officer